Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of TimkenSteel Corporation for the registration of debt securities, common shares without par value and warrants and to the incorporation by reference therein of our report dated March 2, 2015, except for Note 15, as to which the date is January 8, 2016, with respect to the consolidated financial statements and schedule of TimkenSteel Corporation included in its Current Report on Form 8-K filed on January 8, 2016 with the Securities and Exchange Commission.

/s/ Ernst &Young LLP

Cleveland, Ohio

January 8, 2016